As filed with the Securities and Exchange Commission on August 1, 2019
Registration No. 333-213431
Registration No. 333-191338
Registration No. 333-169619

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-213431)
POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-191338)
POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-169619)
TO

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RALPH LAUREN CORPORATION
(Exact name of registrant as specified in its charter)
Delaware		13-2622036
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
650 Madison Avenue
New York, New York 10022
(Address, including zip code, of principal executive offices)
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Ralph Lauren Corporation
2010 Long-Term Stock Incentive Plan
Ralph Lauren Corporation
Amended and Restated 2010 Long-Term Stock Incentive Plan
Ralph Lauren Corporation
2019 Long-Term Stock Incentive Plan
(Full title of the plan)
———————————
Avery S. Fischer, Esq.
Executive Vice President, General Counsel and Secretary
Ralph Lauren Corporation
650 Madison Avenue
New York, New York 10022
212-318-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
———————————
Copies to:
Raphael M. Russo, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
212-373-3000
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Ralph Lauren Corporation (the “Company”) has previously registered shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), to be issued under the Company’s 2010 Long-Term Stock Equity Plan, as amended and restated (the “2010 Plan”), by previously filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (File No. 333-213431), a Registration Statement on Form S-8 (File No. 333-191338) and a Registration Statement on Form S-8 (File No. 333-169619) (collectively, the “Registration Statements”).

On August 1, 2019 (the “Effective Date”), the shareholders of the Company approved the Company’s 2019 Long-Term Stock Incentive Plan (“2019 Plan”). The total number of shares of Common Stock authorized for issuance under the 2019 Plan includes, in addition to 1,200,000 new shares of Common Stock (registered concurrently by the Company on a new Registration Statement on Form S-8 on the Effective Date): (i) up to a maximum of 3,007,009 shares of Common Stock that remained available for issuance as of the Effective Date under the 2010 Plan that were not subject to outstanding awards under the 2010 Plan and (ii) the number of shares of Common Stock that become available for awards under the 2019 Plan as a result of forfeiture, expiration, termination or cancellation of awards previously granted under the 2010 Plan (collectively, the “Rollover Shares”). No further awards will be granted under the 2010 Plan on or after the Effective Date.

Accordingly, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K that the Company disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statements, the Company is filing these Post-Effective Amendments No. 1 to the Registration Statements (the “Post-Effective Amendments”) to reflect that the Rollover Shares available for issuance under the Registration Statements may be issued under the 2019 Plan.

Except to the extent specified herein, the Registration Statements as previously filed are not amended or otherwise affected by the Post-Effective Amendments. No additional securities are being registered by the Post-Effective Amendments.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
The following documents filed by the Company with the Commission are incorporated herein by reference:
1.          The Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2019 (filed May 16, 2019).
2.          The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2019 (filed August 1, 2019).
3.          The Company’s Current Report on Form 8-K (filed July 19, 2019).
4.          The description of the Company’s Class A Common Stock contained in the Company’s Registration Statement on Form 8-A (filed June 5, 1997).

In addition, all reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.
Item 6.     Indemnification of Directors and Officers.
Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the preceding two paragraphs, or in defense of any claim, issue or matter in any such action, suit or proceeding, Section 145 requires that such person be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Section 145 provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.
Article Six of the Company’s Amended and Restated Certificate of Incorporation eliminates the personal liability of the directors of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as directors, with certain exceptions. Article Seven of the Company’s Amended and Restated Certificate of Incorporation and Article Eight of the Company’s Fourth Amended and Restated By-Laws require indemnification of directors and officers of the Company, and for advancement of litigation expenses to the fullest extent permitted by Section 145.
The Company has entered into indemnification agreements with non-employee directors of the Company indemnifying them against liability they may incur in their capacities as such and providing for advancement of defense expenses (including legal fees).  The indemnification agreements do not provide indemnification to the extent that the indemnitee has actually received indemnification payments pursuant to the Company’s Amended and Restated Certificate of Incorporation, its directors’ and officers’ liability insurance, or otherwise.  Additionally, the indemnification agreements do not provide indemnification against claims (i) based upon or attributable to the indemnitee gaining in fact any personal profit or advantage to which he or she is not entitled; (ii) for the return by the indemnitee of any remuneration paid to him or her without the previous approval of the stockholders of the Company which is illegal; (iii) for an accounting of profits in fact made from the purchase or sale by the indemnitee of securities of the Company within the meaning of Section 16 of the Exchange Act or similar provisions of any state law; (iv) for any liability resulting from the indemnitee's knowingly fraudulent, dishonest or willful misconduct; or (v) for any amount, the payment of which is not permitted by applicable law.
Determinations as to whether an indemnitee is entitled to be paid under the indemnification agreements may be made by (i) a majority vote of a quorum of disinterested directors; (ii) independent legal counsel, if such a quorum of disinterested directors is not obtainable or if the quorum of disinterested directors so directs; (iii) a majority of the shares present and voting, so long as a quorum is present; or (iv) a final adjudication of a court of competent jurisdiction. In the event that the Company undergoes a “Change of Control” (as defined in the indemnification agreements), the indemnitee may provide that all such determinations shall be made by special independent counsel selected by the indemnitee and approved by the Company, which approval may not be unreasonably withheld.  In certain circumstances, an indemnitee may require the Company to establish a trust fund to assure that funds will be available to pay any amounts which may be due such indemnitee under an indemnification agreement.
In addition, pursuant to his employment agreement, the Company has agreed to indemnify Mr. Ralph Lauren, the Company’s Executive Chairman and Chief Creative Officer, against damages and expenses (including legal fees) incurred in his capacity as an officer or director of the Company and its affiliates (including any predecessor entities), and has agreed to maintain customary directors’ and officers’ liability insurance for Mr. Lauren’s benefit. The Company also has entered into an employment agreement with Patrice Louvet, the Company’s President and Chief Executive Officer, pursuant to which the Company has agreed to provide customary indemnification in connection with his service to the Company as a director, officer, employee or agent of the Company.
The preceding discussion of the Company’s Amended and Restated Certificate of Incorporation and the Company’s Fourth Amended and Restated By-Laws, each previously filed with the Commission, and Section 145 of the DGCL is not intended to be exhaustive and is qualified by the Company’s Amended and Restated Certificate of Incorporation, the Company’s Fourth Amended and Restated Bylaws and Section 145 of the DGCL.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to Item 9 of this Form S-8 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.
We maintain directors’ and officers’ liability insurance for the benefit of our directors and certain of our officers.
Item 8.     Exhibits.
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-24733)).

4.2
Fourth Amended and Restated By-laws of the Company (incorporated herein by reference to Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2017 (filed August 10, 2017)).

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.*

10.1
Ralph Lauren Corporation Amended and Restated 2010 Long-Term Stock Incentive Plan (incorporated herein by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2016 (filed August 11, 2016)).

10.2	Ralph Lauren Corporation 2019 Long-Term Stock Incentive Plan (incorporated herein by reference to Appendix C to the Company’s Definitive Proxy Statement on Schedule 14A (filed June 21, 2019)).

23.1	Consent of Ernst & Young LLP.*

23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).*

24.1	Power of Attorney (included on signature pages)*
* Filed herewith
Item 9.     Undertakings.
(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant’s Certificate of Incorporation or by-laws, by contract, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 1, 2019.
RALPH LAUREN CORPORATION

By:	/s/ Jane Hamilton Nielsen
	Name:	Jane Hamilton Nielsen
	Title:	Chief Operating Officer and
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Avery S. Fischer and Jane Hamilton Nielsen, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys‑in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and Power of Attorney have been signed by the following persons in the capacities indicated as of August 1, 2019.
Signature	Title

/s/ Ralph Lauren	Executive Chairman, Chief Creative Officer, and Director
Ralph Lauren

/s/ Patrice Louvet	President, Chief Executive Officer, and Director
Patrice Louvet	(Principal Executive Officer)

/s/ Jane Hamilton Nielsen	Chief Operating Officer and Chief Financial Officer
Jane Hamilton Nielsen	(Principal Financial and Accounting Officer)

/s/ David Lauren	Vice Chairman, Chief Innovation Officer, Strategic
David Lauren	Advisor to the CEO, and Director

/s/ Angela Ahrendts	Director
Angela Ahrendts

/s/ John R. Alchin	Director
John R. Alchin

/s/ Arnold H. Aronson	Director
Arnold H. Aronson

/s/ Frank A. Bennack, Jr.	Director
Frank A. Bennack, Jr.

/s/ Dr. Joyce F. Brown	Director
Dr. Joyce F. Brown

/s/ Joel L. Fleishman	Director
Joel L. Fleishman

/s/ Michael A. George	Director
Michael A. George

/s/ Hubert Joly	Director
Hubert Joly

/s/ Linda Findley Kozlowski	Director
Linda Findley Kozlowski

/s/ Judith A. McHale	Director
Judith A. McHale

/s/ Robert C. Wright	Director
Robert C. Wright